Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of CuriosityStream Inc. (formerly known Software Acquisition Group Inc.) on Form S-1 of our report dated March 20, 2020, with respect to our audit of the financial statements of Software Acquisition Group Inc. (now known as CuriosityStream Inc.) as of December 31, 2019 and for the period from May 9, 2019 (inception) through December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

October 19, 2020